Exhibit 15.1

November 14, 2025

Stockholders and Board of Directors

Hornbeck Offshore Services, Inc.

We are aware of the inclusion in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-275939) of Hornbeck Offshore Services, Inc. for the registration of its common stock of our report dated November 7, 2025 relating to the unaudited consolidated interim financial statements of Hornbeck Offshore Services, Inc. as of September 30, 2025 and for the three-month and nine-month periods ended September 30, 2025 and 2024, that are included in its Form S-1.

/s/ Ernst & Young LLP

New Orleans, Louisiana